Our File No.	58783V-212989
Date	August 26, 2013

Passport Potash Inc.
608 – 1199 West Pender Street
Vancouver, British Columbia
Canada V6E 2R1

Dear Sirs:

Re: Passport Potash Inc. - Registration Statement on Form S-1

We have acted as special legal counsel to Passport Potash Inc., a British Columbia corporation (the “Company”), in connection with the Company’s Registration Statement on Form S-1 (File No. 333-187879), as amended (the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended. The Registration Statement relates to the registration of, among certain other securities: (i) shares of the Company’s common stock (collectively, the “Shares”) to be offered at an aggregate offering price of up to USD$40,000,000 (with the number of Shares to be determined once the offering price per Share has been fixed); and (ii) that number of common share purchase rights (the “Rights”) as shall be equal to the number of Shares, to be issued to the holders of such Shares in accordance with the Shareholder Rights Plan Agreement dated August 25, 2011 (the “Rights Agreement”), between the Company and Computershare Trust Company of Canada. Each Right will be attached to and will trade with a Share, and will entitle the holder of record of such Share to purchase one share of the Company’s common stock (each a “Rights Share”) at a price of CAD$50.00 per Rights Share, subject to certain adjustments, upon the occurrence of certain events specified in the Rights Agreement.

In rendering the opinion set forth below, we have reviewed:

  the Registration Statement;

  the Company’s Notice of Articles;

  the Company’s Articles;

  the Rights Agreement;

  certain records of the Company’s corporate proceedings, including resolutions of the directors approving the transactions described above; and

  such other documents as we have deemed relevant.

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August 26, 2013

Based upon the foregoing and in reliance thereon, and subject to the qualifications and limitations set forth herein, we are of the opinion that:

1.	the Shares have been duly authorized, and when issued will be validly issued, fully paid and non-assessable shares of the Company’s common stock; and

2.

the Rights have been duly authorized, and when issued will be validly issued and will constitute valid and binding obligations of the Company enforceable against the Company in accordance with the terms and subject to the conditions of the Rights Agreement, except as enforcement may be limited by (i) applicable bankruptcy, reorganization, arrangement, winding-up, insolvency, moratorium, liquidation, fraudulent conveyance or other laws affecting the enforcement of creditors’ rights, (ii) the fact that the granting of equitable remedies such as specific performance and injunctions is within the discretion of a court of competent jurisdiction, and (iii) general principles of equity, including principles of commercial reasonableness, good faith and fair dealing.

Our opinion expressed herein is subject in all respects to the following assumptions, limitations and qualifications:

  the foregoing opinion is limited to law of the Province of British Columbia, including all applicable provisions of the British Columbia Business Corporations Act (the “BC Business Corporations Act”). We have not considered, and have not expressed any opinion with regard to, or as to the effect of, any other law, rule, or regulation, state or federal, applicable to the Company. In particular, we express no opinion as to United States federal securities laws;

  we have assumed (i) the genuineness of all signatures on documents examined by us, (ii) the legal capacity of the officers of the Company, (iii) the authenticity of all documents submitted to us as originals, (iv) the conformity to authentic originals of all documents submitted to us as certified, conformed, photostatic or other copies, and (v) that the documents, in the forms submitted to us for review, have not been and will not be altered or amended in any respect; and

  we have assumed that the Company’s board of directors has acted in a manner consistent with their fiduciary duties as required under applicable law in adopting the Rights Agreement. This opinion does not address the determination a court of competent jurisdiction may make regarding whether the Company’s board of directors would be required to redeem or terminate, or take other action with respect to, the Rights at some future time based on the facts and circumstances existing at that time. This opinion addresses the Rights and the Rights Agreement in their entirety, and it is not settled whether the invalidity of any particular provision of a rights agreement or of rights issued thereunder would result in invalidating such rights in their entirety.

August 26, 2013

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our firm’s name in the section of the Registration Statement and the prospectus included therein entitled “Legal Matters”.

Yours truly,

/s/ McMillan LLP